                                                                     EXHIBIT 3.2

                            CERTIFICATE OF CORRECTION

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SIRONE CORPORATION

             (Pursuant to Section 103 (f) of the General Corporation
                          Law of the State of Delaware)

            I, the undersigned, being the sole incorporator of SIRONE CORPORATION, do hereby certify that the Certificate of Incorporation contained an inaccurate record.

            ARTICLE FOURTH provided that the amount of stock of this corporation is One Hundred Million (100,000,000) shares of the par value of $.0001 each, amounting to One Hundred Thousand Dollars ($100,000.00).

            ARTICLE FOURTH should read as follows:
            FOURTH.  The total number of shares of stock which

this corporation is authorized to issue is:

            One Hundred Million (100,000,000) shares of the par value of $.001 each, amounting to one Hundred Thousand Dollars ($100,000.00).

            I have duly executed this Certificate of Correction of Certificate of Incorporation this 17th day of January, 1989.

                                   /s/ Jane S. Krayer
                                   ---------------------------------------------
                                   Jane S. Krayer
                                   Incorporator

Certificate of Correction filed to correct a certain error in the Certificate of Incorporation of SIRONE CORPORATION filed November 4, 1988, as received and filed in this office the eighteenth day of January, A.D. 1989, at 9 o'clock A.M.


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